EXHIBIT 3.3(d)






        [Composite, as amended to and including May 13, 1994]


                               RESTATED

                     CERTIFICATE OF INCORPORATION

                                  OF

                          RJR NABISCO, INC.


                    (Originally incorporated under
     the name of R.J. Reynolds Industries, Inc. on March 4, 1970)

                              ARTICLE I

       The name of the Corporation is RJR Nabisco, Inc. (the
  "Corporation").


                              ARTICLE II

       The address of the registered office of the Corporation in the State of Delaware is 32 Loockerman Square, Suite L-100, in the City of Dover 19901, County of Kent. The name of its registered agent at that address is The Prentice-Hall Corporation System, Inc.


                             ARTICLE III

       The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.


                              ARTICLE IV

       The total number of shares of capital stock that the Corporation is authorized to issue is four thousand (4,000) shares of Common Stock, par value $1,000.00 each.


                              ARTICLE V

       The Board of Directors of the Corporation is expressly authorized to make, alter, amend or repeal the By-Laws of the Corporation.






























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                              ARTICLE VI

       1. A director of this Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director to the fullest extent permitted by the Delaware General Corporation Law as the same exists or may hereafter be amended. No repeal or modification of the foregoing provisions of this Section 1 nor, to the fullest extent permitted by law, any modifications of law, shall adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification.

       2. Each person who is or was a director, officer, employee or agent of the Corporation (and the heirs, executors or administrators of such person) who was or is made a party to, or is involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (including an action by or in the right of the Corporation) by reason of the fact that such person is or was a director, officer, employee or agent of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall be indemnified and held harmless by the Corporation to the fullest extent permitted by applicable law as the same exists or may hereafter be amended. The right to indemnification conferred in this
  Section 2 shall also include the right to be paid by the Corporation the expenses incurred in defending any such proceeding in advance of its final disposition to the fullest extent authorized by applicable law as the same exists or may hereafter be amended. The right to indemnification conferred in this Section 2 shall be a contract right.

            The Corporation may purchase and maintain insurance, at its expense, to protect itself and any person who is or was a director, officer, employee or agent of the Corporation, or who is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against any expense, liability or loss incurred by such person in any such capacity, whether or not the Corporation would have the power to indemnify such person in any such capacity and whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under applicable law as the same exists or may hereafter be amended.

            The rights and authority conferred in this Section 2 shall not be exclusive of any other right which any person may have or hereafter acquire under any statue, provision of the Certificate of Incorporation or By-Laws of the Corporation, agreement, vote of stockholders or disinterested directors or otherwise. No repeal or modification of the foregoing provisions of this Section 2 nor, to the fullest extent permitted by law,

























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  any modification of law, shall adversely affect any right or protection of a director, officer, employee or agent of the Corporation or any other person existing at the time of such repeal or modification.